Don McDonald
CFO
Skinny Nutritional Corp.
3 Bala Plaza East, Ste. 101
Bala Cynwyd, PA 19004
610-784-2000 ext. 103
don@skinnyco.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp. Revenues Stay Strong for Q2 of 2011

Operating Loss Decreases 10% Year over Year in the Second Quarter of 2011

BALA CYNWYD, PA. August 18, 2011---SKINNY NUTRITIONAL CORP. (OTCBB: SKNY), the maker of Skinny Water® and a leader in the zero-calorie enhanced water category, today announced net revenues of approximately $2,113,000 for the three months ending June 30, 2011. This represents a decrease of approximately $137,000, over revenues of approximately $2,250,000 for the same period ending June 30, 2010. The Company sold 293,746 cases of Skinny Water® for the three month period ending June 30, 2011compared to 310,914  cases for the same period in 2010, a decrease of approximately 6%, (1 case = twelve 16 ounce bottles). This decrease reflects a decrease in product sales as a result of inadequate capital to fund inventory purchases and meet customer demand during the second quarter 2011.

During 2011, the Company has raised $3,250,500, less offering costs of approximately $55,000, for working capital requirements and to fund increased inventory and additional chain authorizations.

Michael Salaman , CEO stated, ”Sales remained consistent in the 2nd quarter, even though the demand for Skinny Water was greater than our finished goods inventory levels were able to provide to our customers during the quarter. We completed distribution agreements that now allow us to deliver to a number of chain accounts in the high growth region of Southern California. New chains that the company shipped to included CVS, nationally, and Brookshire Markets in the Dallas, Texas region.  Through our account authorizations with retailers, our management believes that Skinny Water products have been authorized for sale with retail accounts which aggregate approximately 13,000 chain stores and in numerous independent stores around the country.

In addition, the Company expects to introduce new flavors and packaging in the early part of the fourth quarter of 2011. After approximately a year of product development and research, Skinny Water anticipates introducing a line of naturally sweetened flavors to the natural foods markets, a new distribution channel for the company.

Salaman continued and stated, “On the investment front, the company has raised additional working capital of approximately $3.2 million in 2011, including investments from media icon and businessman Russell Simmons and outdoor media pioneer Bill Apfelbaum who both recently made investments in the Company.

Gross profit was approximately $424,000 for the three months ended June 30, 2011 as compared to approximately $555,000 for the three months ended June 30, 2010 and our gross profit percentage decreased approximately 4.9% partly due to a reduction in our selling price to our distributors to minimize the effect of billbacks on our net revenue and anticipated cash flow.

Marketing and advertising was approximately $1,060,000 for the three months ended June 30, 2011 as compared to approximately $1,471,000 for the three months ended June 30, 2010, reflecting the Company’s efforts to effectively establish the Skinny brand with retailers and distributors and for general brand promotion to introduce the retail marketplace on a national level, while matching expenses with our revenues. The Company decreased its marketing expense in the areas of selling payroll and advertising for the three months ended June 30, 2011 compared to the second quarter of 2010, by approximately $411,000.

Total operating expenses were approximately $2,340,000 for the three months ended June 30, 2011 as compared to approximately $2,600,000 for the three months ended June 30, 2010. This decrease in costs of $260,000 was associated with reduced marketing expenditures of $411,000, offset by in an increase in administrative expenses of $151,000 mainly associated with the costs of the non-cash items of approximately $1,105,000 for, employee options and compensation expense in addition to stock issued for services as compared to approximately $631,000 of non-cash expenditures for the same period ending June 30, 2010. Operating expenses were reduced 37% adjusted for cash expenditures.

For the three months ended June 30, 2011, the Company incurred a loss from operations of $1,915,816, inclusive of non-cash expenses of $1,104,766, as compared to a loss of $2,044,475, inclusive of non-cash expenses of $528,475 for the three months ended June 30, 2010.

We are also working to develop Skinny Teas and Skinny Water Pure Hydration (pH+) with electrolytes and alkalinity.  Further, in May 2011, the Company entered into an agreement to acquire the trademark “SkinnyTinis” and certain related assets, including web domain names and we plan to develop and market beverages under the “SkinnyTinis” brand name.

The Skinny Water® lineup features eight great-tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Orange Cranberry Tangerine (Wake Up) and Lemonade Passionfruit (Total-V) and as part of its ‘Sport’ line: Blue Raspberry (Fit), Pink Berry Citrus (Power), Goji Black Cherry (Shape) and Kiwi Lime (Active). Every bottle of Skinny Water® has key electrolytes, antioxidants, and vitamins and has zero calories, sugar, and sodium, and no preservatives, with all natural colors and flavors.

ABOUT SKINNY NUTRITIONAL CORP.

Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp., the creators of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water with key electrolytes, antioxidants, and vitamins. Skinny Water comes in eight great-tasting flavors that include Acai Grape Blueberry, Raspberry Pomegranate, Lemonade Passionfruit and Orange Cranberry Tangerine and as part of its ‘Sport’ line: Blue Raspberry, Pink  Citrus Berry, Goji Black Cherry and Kiwi Lime. Skinny Nutritional Corp. also expects to launch additional branded products, including Skinny Smoothies®, and other Skinny branded beverages. For more information, visit www.skinnywater.com and www.facebook.com/skinnywater.

SAFE HARBOR STATEMENT This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.